Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Very Good Food Company Inc.

We consent to the use of our report dated May 14, 2020, on the consolidated financial statements of The Very Good Food Company Inc., which comprise the consolidated statements of financial position as at December 31, 2019 and 2018, the related consolidated statements of comprehensive loss, changes in shareholders deficiency and cash flows for the years ended December 31, 2019 and 2018, and a summary of significant accounting policies and other explanatory information, which is incorporated by reference in this Registration Statement on Form F-10 dated October 5, 2021 of The Very Good Food Company Inc.

Our report dated May 14, 2020 contains an explanatory note which describes events or conditions, that indicate that a material uncertainty exists that may cast significant doubt on The Very Good Food Company Inc. ability to continue as a going concern. The consolidated statements do not include any adjustments that might result from the outcome of this uncertainty.

Yours very truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

October 5, 2021

D M C L

Vancourver ● Tri-Cities ● Victoria